AMENDMENT TO the

Custodial and Agency Services AGREEMENT

This Amendment is made to the Custodial and Agency Services Agreement dated April 23, 2012 (“Agreement”) between Citibank, N.A. (“Citi”) and Strategy Shares (“Client”, together with Citi, the “Parties”). All capitalized terms used but not defined herein shall have the meaning given to them in the Agreement. This Amendment shall be effective as of August 24, 2018.

WHEREAS, Citi performs certain custodial services for the Client;

WHEREAS, the Parties wish to amend Appendix A of the Agreement to reflect the addition of a new Fund.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the Parties hereby agree as follows:

1.            Appendix A – List of Funds.

Appendix A of the Agreement is hereby deleted in its entirety and replaced with the Amended Appendix A in the form attached hereto as Exhibit 1.

2.            Miscellaneous.

(a)         This Amendment supplements and amends the Agreement. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

(b)         Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment. No amendment or modification to this Amendment shall be valid unless made in writing and executed by each Party hereto.

(c)         This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

Citibank, N.A.		Strategy Shares
By:	/s/ Jay Martin	By:	/s/ Jerry Szilagyi
Name:	Jay Martin	Name:	Jerry Szilagyi
Title:	Vice President	Title:	President

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Exhibit 1

AMENDED Appendix A

List of Funds

1.	Strategy Shares US Market Rotation Strategy ETF
2.	Strategy Shares EcoLogical Strategy ETF
3.	Strategy Shares Nasdaq 7HANDL™ Index ETF
4.	Strategy Shares Nasdaq 5 HANDL™ Index ETF
5.	Strategy Shares Drawbridge Dynamic Allocation ETF

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